Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Covenant Transportation Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, and 333-105880) of Covenant Transportation Group, Inc. of our report dated March 30, 2010, relating to the consolidated balance sheets of Covenant Transportation Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2009.

/s/KPMG, LLP

Atlanta, Georgia

March 30, 2010

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